QuickLinks -- Click here to rapidly navigate through this document

LOCKUP AGREEMENT

Raymond James & Associates, Inc.
UBS Warburg LLC
Robert W. Baird & Co. Incorporated
As Representative of the
  Several Underwriters
c/o Raymond James & Associates, Inc.
880 Carillon Parkway
St. Petersburg, Florida 33716

Re:	Global Imaging Systems, Inc. Public Offering of Common Stock

Ladies and Gentlemen:

        This letter is being delivered to you in connection with the proposed Underwriting Agreement (the "Underwriting Agreement"), between Global Imaging Systems, Inc., a Delaware corporation (the "Company"), the Selling Stockholders names in Schedule I to the Underwriting Agreement and you as representative of a group of Underwriters named therein, relating to an underwritten public offering (the "Offering") of common stock, $0.01 par value (the "Common Stock"), of the Company, pursuant to a Registration Statement on Form S-3.

        In consideration of the foregoing, the undersigned hereby agrees that the undersigned will not, except as provided below and without the prior written consent of Raymond James & Associates, Inc. (which consent may be withheld in its sole discretion), directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sales), pledge, transfer, establish and open a "put equivalent position" within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock, or securities exchangeable or exercisable for or convertible into shares of Common Stock currently or hereinafter owned either of record or beneficially (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by the undersigned, or publicly announce the undersigned's intention to do any of the foregoing, for a period commencing on the date hereof and continuing to a date 180 days after the date of the final prospectus supplement for the Offering (the "Lockup Period"); provided, however, that such consent shall not be required for dispositions pursuant to (i) the Underwriting Agreement [and] (ii) bona fide gifts, so long as each donee agrees in writing to be bound by the terms hereof [; and (iii) pursuant to certain Trading Plans as defined in and in accordance with the following paragraph].

        The undersigned understands that the agreements of the undersigned are irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors and assigns. The undersigned agrees and consents to the entry of stop transfer instructions with the Company's transfer agent against the transfer of Common Stock or other securities of the Company held by the undersigned except in compliance with this agreement. The undersigned is aware that you are relying upon this letter agreement in agreeing to act as underwriters in the Offering.

Dated February 25, 2002	Very truly yours,
Golder, Thoma, Cressey, Rauner Fund IV, L.P.
	By:	/s/ CARL D. THOMA Name: Carl D. Thoma
GTCR Fund IV, L.P. 233 S. Wacker Drive, 61st Floor Chicago, IL 60606

QuickLinks

LOCKUP AGREEMENT